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                                                                   EXHIBIT 10(I)

[TELEFLEX LOGO]                                          Telefax Incorporated
                                                         155 South Limerick Road
Clark D. Handy                                           Limerick, PA 19488 USA
Executive Vice President
Human Resources                                          Phone: 610-948-5100
                                                         Fax    610-948-1702

                                                         www.teleflex.com

   July 2, 2004

   **SENT VIA FAX**
   Mr. Martin S. Headley
   1281 Tanglebrook Drive
   Athens, GA 30006

   Dear Martin:

   On behalf of Teleflex Incorporated, it is my pleasure to confirm our offer for the position of Chief Finance Officer, reporting to Jeff Black, President and CEO. The position will be based at our corporate headquarters in Limerick, Pennsylvania. The starting salary for this position is $400,000 annually. Your start date will be on or before August 16, 2004.

   In addition to your salary, you will be considered for participation in the Profit Participation Plan with a target payout of 60% based on 100% performance to plan. This Plan is designed to provide a cash incentive award to eligible exempt employees who meet certain performance criteria. Any potential award would be based on your personal performance and the financial performance of the Corporation. Your guaranteed Bonus Payout for calendar year 2004 will be $203,000. In subsequent years, you will be subject to the normal terms and conditions of the plan.

   Additionally, you will be eligible for participation in the Long Term Incentive Plan (LTIP). Details of this plan will be explained shortly after your start date.

   You will also be eligible for a stock option grant to purchase 40,000 shares of Teleflex Stock and Restricte Stock in the amount of 6,000 shares. Your Option grant and Restricted Stock are subject to the approval at a future meeting of the Compensation Committee of the Teleflex Board of Directors after your date of employment. The Option Price will be the fair market value, as defined by the Plan, of the Company's Common Stock on the date the Option is granted. Your Stock Options will have a three year vesting period with the first one-third becoming exercisable one year from date of hire. You may also be eligible for future grants based on your performance and the company's financial performance.

   We are proud of the benefits offered to our employees. Your insurance coverage will be effective on your start date. An overview of the benefits the Company offers to employees accompanies this offer. In addition to the standard life insurance benefit of 1.5 times base salary at no cost to you, we are pleased to offer you, as a key executive, an additional $300,000,00 of group life insurance with the premiums paid by the Company. The Long Term Disability and Short Term Disability benefits are also provided by the company at no cost to you. You will receive four weeks of paid vacation annually until such time as you are eligible for more under the vacation policy. Though we do not have employment agreements or a severance policy at the time of this offer, you will be offered nine months of salary, medical and dental benefits after 90 days notice or if you are discharged for any reason other than for cause in exchange for a signed release from you. If we adopt employment agreements or a severance policy, you will be afforded the same benefits that others at your level

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   Martin Headley
   July 2, 2004
   Page 2 of 2

   received under those policies or agreements. We will review all of the benefit plans and options with you in greater detail as part of your personal orientation program.

   As discussed, you are eligible for relocation assistance to assist your move in accordance with the Company's relocation policy managed by GMAC Relocations. You are eligible for Tier I relocation for Executives. Highlights include a house hunting trip to your new job location, temporary living expenses, marketing assistance selling your current residence, and financial assistance with the purchase of a new residence. You may contact a Pre-Transfer Consultant at GMAC Global Relocation Services, our relocation company at toll free 866-365-4440 for more information. Please be aware that you will be expected to repay any relocation payments made to you or on your behalf if you leave the Company before completion of one year of service.

   As Chief Finance Officer, you are also eligible for a company car or car allowance as per the Teleflex Corporate automobile lease policy.

   This offer is contingent upon your satisfactory completion of a drug screen and background check. Before beginning work at Teleflex Corporate Headquarters, you will be required to sign an acknowledgement form stipulating compliance with the Teleflex Code of Ethics Program as well as a copy of the Teleflex Invention and Confidentiality Agreement covering patents, inventions, and the treatment of confidential information.

   Please sign and return one copy of this letter to me to confirm your acceptance of this offer. The signed letter should be faxed to 610-948-1702.

   If you have any questions regarding our offer or any of the enclosed materials, please do not hesitate to contact me at (610) 948-2865.

   Jeff Black, John Sickler and I would like to welcome you to Teleflex.

   Sincerely,

   /s/ Clark D. Handy
   Clark D. Handy
   Executive Vice President, Human Resources

   cc: Jeff Black
       John Sickler

   Accepted: /s/ Martin S. Headley                                  Date: 7-2-04
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